Exhibit 99.1

                   Worthington Reports Second Quarter Results

     COLUMBUS, Ohio--(BUSINESS WIRE)--Dec. 20, 2007--Worthington Industries, Inc. (NYSE: WOR) today reported results for the three- and six-month periods ended November 30, 2007.

     (U.S. dollars in millions, except per share data)


                               2Q2008  1Q2008 2Q2007   6M2008   6M2007
                               ------ ------- ------ -------- --------
Net sales                      $713.7  $759.0 $729.3 $1,472.6 $1,508.0
Operating income                 11.5    20.0   30.6     31.5     85.3
Equity income                    14.9    15.0   14.8     29.9     33.1
Net earnings                     14.7    20.2   26.9     34.9     70.2
Earnings per share              $0.18   $0.24  $0.31    $0.42    $0.79

EBITDA (a)                      $39.7   $49.6  $60.4    $89.3   $147.9


     (a) Earnings before interest, taxes, depreciation and amortization. See reconciliation on consolidated statement of earnings.

     For the second quarter of fiscal 2008, net sales were $713.7 million, a decrease of 2% from $729.3 million last year. Second quarter net earnings were $14.7 million and earnings per diluted share were $0.18, compared to $26.9 million, or $0.31 per diluted share, for the same period last year. Net earnings for the second quarter included $3.5 million in pre-tax restructuring charges, $2.7 million of which was non-cash, primarily related to previously announced plant closures in the Metal Framing segment. These charges had a negative impact of $0.03 on reported earnings per share.

     For the six-month period, net sales of $1,472.6 million were 2% lower than $1,508.0 million for the same period last year. Net earnings were $34.9 million, or $0.42 per diluted share, compared to $70.2 million, or $0.79 per diluted share, for the same period last year. Year-to-date results were negatively impacted by $7.3 million in pre-tax restructuring charges, or $0.06 per share, related to early retirement, severance and plant closure charges.

     "Second quarter and first half performance reflects market weakness particularly in our two primary end markets, automotive and construction; the resulting cost/price squeeze across our businesses; and the significant challenge in Metal Framing. The second quarter likely reflects the low point in Metal Framing results," said Chairman and CEO, John McConnell.

     "Aggressive countermeasures - including a corporate-wide cost reduction program and a restructuring of Metal Framing - are underway and are expected to benefit the second half of fiscal 2008 and show material impact in fiscal 2009. Moreover, our underlying performance is bolstered by near record results from Pressure Cylinders and our joint ventures, especially WAVE." McConnell continued, "We expect the major contribution from these businesses to continue, while Steel Processing is working to enhance margins and volume. Our mission over the next few quarters is to restore the earning power of our inherently good portfolio and create a strong platform for future growth."

     Second Quarter Highlights

     -- Quarterly net sales in the Pressure Cylinders segment were a second quarter record of $133.2 million. Approximately half, or $6.8 million, of the $12.9 million increase from last year's record sales was due to stronger foreign currencies relative to the dollar. Operating income fell 14% from last year's second quarter record but remained well above historical levels.

     -- Equity income from nine unconsolidated joint ventures totaled $14.9 million due to record second quarter earnings at Worthington Armstrong Venture (WAVE) and to the addition of the new Serviacero Worthington joint venture in Mexico.

     -- Cash dividends received from joint ventures totaled $14.7 million for the quarter.

     -- Cash provided by operating activities was $21.9 million for the second quarter of fiscal 2008 and $96.7 million for the year to date. Capital expenditures, excluding acquisitions and investments, were $10.1 million and $26.6 million for the same periods.

     -- During the second quarter, $13.8 million was paid to shareholders in a regular quarterly dividend. At quarter end, the dividend yielded a 3.2% annualized return.

     -- The ratio of total debt to capitalization was 27.9% at quarter end compared to 32.7% at quarter end last year.

     Quarterly Segment Results

     In the Steel Processing segment, quarterly net sales fell 8%, or $30.6 million, to $344.2 million from $374.8 million in the comparable quarter of fiscal 2007. Volumes rose 6% as a significant increase in tolling business more than offset a decline in direct business. Tolling volumes in the prior year period were negatively impacted while capacity was increased in the operations of the Spartan Steel Coating consolidated joint venture. The resulting change in product mix contributed to the decrease in net sales and the lower average selling prices (down 14%) for the current quarter. Operating income decreased because of a narrower spread between average selling prices and material costs, especially at Precision Specialty Metals (PSM), a stainless steel processing facility.

     In the Metal Framing segment, net sales decreased 4%, or $7.1 million, to $182.4 million from $189.5 million in the comparable quarter of fiscal 2007. Pricing remained extremely competitive despite realization of a portion of the mid-quarter price increase. Average selling prices fell 7% from the prior year period, more than offsetting an overall volume increase of 4%. Product mix continued to negatively impact earnings, as volumes increased in lower margin product lines and decreased significantly in higher margin lines, many of which serve the residential housing sector. The much narrower spread resulting from lower selling prices and higher material costs resulted in an operating loss for the quarter. In addition, results were hurt by $3.6 million in pre-tax restructuring charges related to announced plant closures (see press release dated September 25, 2007, for more detail on plant closures). The plant closures are expected to be substantially complete by fiscal year end. Measurable cost savings related to these closures, estimated at $9 million annually, are not expected until fiscal 2009.

     In the Pressure Cylinders segment, net sales increased 11%, or $12.9 million, to $133.2 million from $120.3 million in the comparable quarter of fiscal 2007. Stronger foreign currencies relative to the U.S. dollar positively impacted reported U.S. dollar sales of the non-U.S. operations by $6.8 million compared to last year. Improved North American volumes across most product lines combined with stable pricing resulted in a $5.8 million increase in sales. Improved steel high pressure cylinder volumes resulting from a capacity expansion at the Austrian facility were substantially offset by an 8% decline in average selling prices. Capacity increases by European high pressure cylinder producers and increased imports into Europe from the U.S. and China drove the pricing decline. Operating income remained near record levels as a result of continued strength in both the European and North American operations.

     Worthington's joint ventures added significantly to second quarter results as equity income from the nine unconsolidated affiliates totaled $14.9 million, compared to $14.8 million in the year ago quarter. WAVE continued to contribute the vast majority of equity earnings. Its earnings were a second quarter record, up slightly from the record set last year. Compared to the year ago quarter, equity income increased due primarily to Worthington's new Mexican joint venture, Serviacero Worthington, offset by a decline in earnings from TWB Company and start-up expenses at two newer joint ventures.

     Cost Reduction Initiative Update

     Annual savings related to the company's cost reduction program, which includes early retirement, plant closures and hundreds of company-wide initiatives impacting all expense categories, are expected to total $35 million. All initiatives have been identified, and implementation is underway. Realized cost savings are expected to increase for the balance of fiscal 2008 and into fiscal 2009, reaching the full $35 million annual savings run rate in fiscal 2010.

     Other

     Dividend Declared

     On November 16, 2007, the board of directors declared a quarterly cash dividend of $0.17 per share payable December 29, 2007, to shareholders of record on December 15, 2007.

     Conference Call

     Worthington will review second quarter results during its quarterly conference call today, December 20, 2007, at 1:30 p.m. Eastern Time. Details on the conference call can be found on the company web site at www.WorthingtonIndustries.com

     Corporate Profile

     Worthington Industries is a leading diversified metal processing company with annual sales of approximately $3 billion. The Columbus, Ohio, based company is North America's premier value-added steel processor and a leader in manufactured metal products such as metal framing, pressure cylinders, automotive past model service stampings, metal ceiling grid systems and laser welded blanks. Worthington employs more than 8,000 people and operates 68 facilities in 10 countries.

     Founded in 1955, the company operates under a long-standing corporate philosophy rooted in the golden rule, with earning money for its shareholders as the first corporate goal. This philosophy, an unwavering commitment to the customer and one of the strongest employee/employer partnerships in American industry serve as the company's foundation.

     Safe Harbor Statement

     The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements by the company relating to future or expected performance, sales, operating results and earnings per share; projected capacity and working capital needs; pricing trends for raw materials and finished goods; anticipated capital expenditures and asset sales; projected timing, results, costs, charges and expenditures related to acquisitions or to facility startups, dispositions, shutdowns and consolidations; new products and markets; expectations for company and customer inventories, jobs and orders; expectations for the economy and markets; expected benefits from turnaround plans, cost reduction efforts and other new initiatives; expectations for improving margins and increasing shareholder value; effects of judicial rulings and other non-historical matters constitute "forward-looking statements" within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, product demand and pricing; changes in product mix, product substitution and market acceptance of the company's products; fluctuations in pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of consolidation and other changes within the steel, automotive, construction and related industries; failure to maintain appropriate levels of inventories; the ability to realize targeted expense reductions such as head count reductions, facility closures and other expense reductions; the ability to realize other cost savings and operational efficiencies on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and achieve synergies therefrom; capacity levels and efficiencies within facilities and within the industry as a whole; financial difficulties (including bankruptcy filings) of customers, suppliers, joint venture partners and others with whom the company does business; the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn; the effect of disruption in business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, acts of war or terrorist activities or other causes; changes in customer inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, and foreign currency exposure; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; adverse claims experience with respect to workers compensation, product recalls or liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by the company in the application of its significant accounting policies; level of imports and import prices in the company's markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad; and other risks described from time to time in the company's filings with the United States Securities and Exchange Commission.


                     WORTHINGTON INDUSTRIES, INC.
                 CONSOLIDATED STATEMENTS OF EARNINGS
                   (In thousands, except per share)


                             Three Months Ended    Six Months Ended
                                November 30,         November 30,
                             ------------------ ----------------------
                               2007     2006       2007       2006
                             -------- --------- ---------- -----------
Net sales                    $713,664 $729,262  $1,472,619 $1,507,982
Cost of goods sold            643,654  645,164   1,323,824  1,302,533
                             -------- --------- ---------- -----------
  Gross margin                 70,010   84,098     148,795    205,449
Selling, general and
 administrative expense        55,051   53,531     110,000    120,157
Restructuring charges           3,478        -       7,310          -
                             -------- --------- ---------- -----------
  Operating income             11,481   30,567      31,485     85,292
Other income (expense):
  Miscellaneous expense        (2,431)    (704)     (3,339)    (1,069)
  Interest expense             (5,370)  (6,022)    (10,008)   (10,367)
  Equity in net income of
   unconsolidated affiliates   14,927   14,802      29,912     33,081
                             -------- --------- ---------- -----------
  Earnings before income
   taxes                       18,607   38,643      48,050    106,937
Income tax expense              3,867   11,698      13,142     36,765
                             -------- --------- ---------- -----------
Net earnings                  $14,740  $26,945     $34,908    $70,172
                             ======== ========= ========== ===========


Average common shares
 outstanding - basic           81,366   87,234      82,722     88,004
                             -------- --------- ---------- -----------
Earnings per share - basic      $0.18    $0.31       $0.42      $0.80
                             ======== ========= ========== ===========


Average common shares
 outstanding - diluted         82,358   87,611      83,717     88,555
                             -------- --------- ---------- -----------
Earnings per share - diluted    $0.18    $0.31       $0.42      $0.79
                             ======== ========= ========== ===========


Common shares outstanding at
 end of period                 81,567   85,203      81,567     85,203

Cash dividends declared per
 share                          $0.17    $0.17       $0.34      $0.34




-----------------------------

Reconciliation of net
 earnings to EBITDA
Net earnings                  $14,740  $26,945     $34,908    $70,172
Interest expense                5,370    6,022      10,008     10,367
Income taxes                    3,867   11,698      13,142     36,765
Depreciation & amortization    15,736   15,690      31,222     30,621
                             -------- --------- ---------- -----------
EBITDA                        $39,713  $60,355     $89,280   $147,925
                             ======== ========= ========== ===========


                     WORTHINGTON INDUSTRIES, INC.
                     CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                               November 30,  May 31,
                                                   2007        2007
                                               ------------ ----------
Assets
Current assets:
  Cash and cash equivalents                         $39,554    $38,277
  Short-term investments                                  -     25,562
  Receivables, less allowances of $4,241 and
   $3,641 at November 30, 2007 and May 31, 2007     370,031    400,916
  Inventories:
   Raw materials                                    248,498    261,849
   Work in process                                   84,896     97,633
   Finished products                                114,455     88,382
                                               ------------ ----------
    Total inventories                               447,849    447,864
  Income taxes receivable                             8,851          -
  Assets held for sale                                4,546      4,600
  Deferred income taxes                              19,487     13,067
  Prepaid expenses and other current assets          43,134     39,097
                                               ------------ ----------
   Total current assets                             933,452    969,383

Investments in unconsolidated affiliates            106,832     57,540
Goodwill                                            181,903    179,441
Other assets                                         33,576     43,553
Property, plant & equipment, net                    558,477    564,265
                                               ------------ ----------
Total assets                                     $1,814,240 $1,814,182
                                               ============ ==========

Liabilities and shareholders' equity
Current liabilities:
  Accounts payable                                 $266,007   $263,665
  Notes payable                                      93,200     31,650
  Accrued compensation, contributions to
   employee benefit plans and related taxes          42,382     46,237
  Dividends payable                                  13,869     14,440
  Other accrued items                                55,219     45,519
  Income taxes payable                               16,959     18,983
                                               ------------ ----------
   Total current liabilities                        487,636    420,494

Other liabilities                                    73,543     57,383
Long-term debt                                      245,000    245,000
Deferred income taxes                                90,324    105,983
                                               ------------ ----------
   Total liabilities                                896,503    828,860

Minority interest                                    45,075     49,321
Shareholders' equity                                872,662    936,001
                                               ------------ ----------
Total liabilities and shareholders' equity       $1,814,240 $1,814,182
                                               ============ ==========


                     WORTHINGTON INDUSTRIES, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands)

                                 Three Months Ended  Six Months Ended
                                    November 30,       November 30,
                                 ------------------ ------------------
                                   2007      2006     2007     2006
                                 --------- -------- -------- ---------
Operating activities
Net earnings                      $14,740  $26,945  $34,908   $70,172
Adjustments to reconcile net
 earnings to net cash provided
 (used) by operating activities:
  Depreciation and amortization    15,736   15,690   31,222    30,621
  Restructuring charges, non-cash   2,730        -    2,730         -
  Provision for deferred income
   taxes                            4,729     (670)   6,476       174
  Equity in net income of
   unconsolidated affiliates, net
   of distributions                  (227)  10,123     (512)     (537)
  Minority interest in net income
   of consolidated subsidiaries     1,989      965    3,987     2,581
  Net loss on sale of assets          550   (2,852)   2,942    (2,027)
  Stock-based compensation            828      859    1,762     1,650
  Excess tax benefits - stock-
   based compensation              (1,688)       -   (2,248)     (200)
Changes in assets and
 liabilities:
  Accounts receivable              12,201   24,223   25,564    32,793
  Inventories                      (2,066)  23,597      637   (63,938)
  Prepaid expenses and other
   current assets                  (1,846)    (865)    (128)   (3,246)
  Other assets                       (559)   3,494     (352)    3,988
  Accounts payable and accrued
   expenses                       (26,069) (93,964)  (9,745) (166,575)
  Other liabilities                   868    3,393     (494)    1,765
                                 --------- -------- -------- ---------
Net cash provided (used) by
 operating activities              21,916   10,938   96,749   (92,779)
                                 --------- -------- -------- ---------

Investing activities
  Investment in property, plant
   and equipment, net             (10,116) (16,684) (26,621)  (33,507)
  Acquisitions, net of cash
   acquired                        (2,241)    (577)  (2,241)  (31,727)
  Investments in unconsolidated
   affiliates                     (47,043)    (364) (47,043)   (1,000)
  Proceeds from sale of assets        246   17,072      292    17,956
  Sales of short-term investments       -        -   25,562     2,173
                                 --------- -------- -------- ---------
Net cash used by investing
 activities                       (59,154)    (553) (50,051)  (46,105)
                                 --------- -------- -------- ---------

Financing activities
  Proceeds from short-term
   borrowings                       6,200   72,726   61,550   195,816
  Principal payments on long-term
   debt                                 -       (2)       -        (2)
  Proceeds from issuance of
   common shares                    8,314       15   13,048     1,865
  Excess tax benefits - stock-
   based compensation               1,688        -    2,248       200
  Payments to minority interest    (4,320)       -   (6,720)        -
  Repurchase of common shares           -  (62,508) (87,310)  (62,508)
  Dividends paid                  (13,776) (15,098) (28,237)  (30,176)
                                 --------- -------- -------- ---------
Net cash provided (used) by
 financing activities              (1,894)  (4,867) (45,421)  105,195
                                 --------- -------- -------- ---------

Increase (decrease) in cash and
 cash equivalents                 (39,132)   5,518    1,277   (33,689)
Cash and cash equivalents at
 beginning of period               78,686   17,009   38,277    56,216
                                 --------- -------- -------- ---------
Cash and cash equivalents at end
 of period                        $39,554  $22,527  $39,554   $22,527
                                 ========= ======== ======== =========


                     WORTHINGTON INDUSTRIES, INC.
                          SUPPLEMENTAL DATA
                            (In thousands)

This supplemental information is provided to assist in the analysis of the results of operations.


                           Three Months Ended     Six Months Ended
                              November 30,          November 30,
                           ------------------- -----------------------
                             2007      2006       2007        2006
                           --------- --------- ----------- -----------
Volume:
 Steel Processing (tons)        840       791       1,650       1,688
 Metal Framing (tons)           163       157         338         323
 Pressure Cylinders
  (units)                    10,677     9,379      22,215      21,321

Net sales:
 Steel Processing          $344,230  $374,879    $700,084    $775,867
 Metal Framing              182,415   189,515     380,486     401,855
 Pressure Cylinders         133,214   120,300     269,812     241,811
 Other                       53,805    44,568     122,237      88,449
                           --------- --------- ----------- -----------
       Total net sales     $713,664  $729,262  $1,472,619  $1,507,982
                           ========= ========= =========== ===========

Material cost:
 Steel Processing          $262,117  $287,934    $532,338    $585,763
 Metal Framing              138,218   138,522     283,719     268,708
 Pressure Cylinders          60,780    53,329     125,059     110,495

Operating income (loss):
 Steel Processing           $10,267   $17,774     $20,246     $38,571
 Metal Framing              (16,045)   (4,862)    (24,048)     12,919
 Pressure Cylinders          17,431    20,166      35,396      36,836
 Other                         (172)   (2,511)       (109)     (3,034)
                           --------- --------- ----------- -----------
       Total operating
        income              $11,481   $30,567     $31,485     $85,292
                           ========= ========= =========== ===========



The following provides detail of the restructuring charges included in the operating income by segment presented above.

                            Three Months Ended    Six Months Ended
                              November 30,          November 30,
                           ------------------- -----------------------
                             2007      2006       2007        2006
                           --------- --------- ----------- -----------

Pre-tax restructuring
 charges by segment:
 Steel Processing             $(106)       $-      $1,096          $-
 Metal Framing                3,557         -       4,439           -
 Pressure Cylinders               -         -           -           -
 Other                           27         -       1,775           -
                           --------- --------- ----------- -----------
       Total restructuring
        charges              $3,478        $-      $7,310          $-
                           ========= ========= =========== ===========


     CONTACT: Worthington Industries, Inc.
              Media:
              Cathy M. Lyttle, 614-438-3077
              VP, Corporate Communications
              E-mail: cmlyttle@WorthingtonIndustries.com
              or
              Investor:
              Allison M. Sanders, 614-840-3133
              Director, Investor Relations
              E-mail: asanders@WorthingtonIndustries.com
              or
              www.WorthingtonIndustries.com